Exhibit 10.27

[Execution Copy]

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), is dated as of November 29, 2012, by and between BP Healthcare Holdings LLC, a Delaware limited liability company (“BP Healthcare”), Apria Holdings LLC, a Delaware limited liability company (“Holdings”), Apria Healthcare Group Inc., a Delaware corporation (the “Company”), and Norman C. Payson, M.D. (“Payson”).

WHEREAS, Payson is currently the Chief Executive Officer and Chairman of the Company and intends to resign both positions simultaneously with the recruitment of a replacement as announced in the press release attached as Exhibit A hereto and effective as of the date set forth below;

WHEREAS, BP Healthcare, Holdings and the Company desire to continue to engage the services of Payson as an advisor upon the terms and subject to the conditions hereinafter set forth, and Payson desires to accept such engagement;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effective Date, Titles, Duties.

(a) Effective Date. This Agreement is effective as of November 29, 2012 (the “Effective Date”).

(b) Resignation. Payson hereby resigns as the Chief Executive Officer of BP Healthcare, Holdings and the Company, effective as of the Effective Date. Payson also hereby resigns all other positions as an officer, director or otherwise with BP Healthcare, Holdings and the Company and each of their respective subsidiaries and affiliates, except that Payson shall remain a member of the board of directors of the Company (the “Board”) and (unless otherwise requested by the Board) Apria Healthcare, Inc.

(c) Company Director and Senior Advisor. Subject to the terms and conditions of this Agreement, Payson agrees, as of the Effective Time, (i) to continue to serve as a member of the Board and (ii) to commence services as a Senior Advisor to BP Healthcare, Holdings and the Company. In such roles, Payson shall provide reasonable and customary services commensurate with such titles and as requested by the Board or Chief Executive Officer of BP Healthcare, Holdings and the Company, in an amount not to exceed 25% of a full-time senior executive position, although the Board and Payson will consider mutually acceptable reductions in his time commitments in the third and fourth years of the Term. Payson’s principal office will be located in New Hampshire. Notwithstanding the foregoing, if the Company effects a registered public offering of its common equity securities, Payson shall be permitted to resign from the Board and all boards of directors of the Company’s Affiliates and remain solely as a Senior Advisor.

2. Compensation and Other Benefits.

(a) Fee. During the Term, Payson shall receive $350,000 per year from the Company payable in regular installments consistent with the timing of the Company’s payroll procedures for senior executive (the “Fee”). The Fee shall be payable solely in respect of Payson’s services to the Company. Nonetheless, Payson shall be treated as an independent contractor and not an employee.

(a) Benefits. Except as otherwise expressly agreed in writing, Payson shall not be entitled to participate in any employee benefit plans of BP Healthcare, Holdings, the Company or their respective affiliates; provided, that for so long as Payson provides services to HP Healthcare, Holdings or the Company, Payson shall have access to Company email and Company provided computer and mobile devices.

(b) Expenses. During the Term, Payson shall be entitled to be reimbursed for reasonable and customary business expenses incurred in connection with the performance of services hereunder, including expenditures for his private airplane operating expenses, business travel, lodgings and meals (“Business Expenses”). For the avoidance of doubt, the reimbursement for private airplane operating expenses shall be calculated by determining the number of hours airborne “Block Hour” times $9,022 per Block Hour and shall not exceed $750,000 annually. The Company shall reimburse Payson for all Business Expenses upon presentation by Payson, from time to time, of appropriately itemized accounts of such expenditures. Payson shall provide such itemized accounts within ninety (90) days after the expense is incurred and the Company shall reimburse Payson within thirty (30) days after receipt of such account. The Company shall reimburse Payson for the difference between amounts paid for such airplane operating expenses since October 2008 and the amount payable calculated at $9,022 per Block Hour rate; provided that the total amount to be paid shall not exceed annual limits in prior years under the employment agreement then applicable.

(c) Equity Award Amendment. Schedule I of the Management Unit Subscription Agreement entered into on November 21, 2008 between Payson and BP Holdings shall hereby be amended by deleting all of the Schedule under the heading “Performance-Vesting Units” and inserting the following text:

“1.	Any Class B Units that are not Time-Vesting Units will be “Performance-Vesting Units.” Initially, all Performance-Vesting Units will be Unvested Units.

2.	The percentage of such Performance-Vesting Units that will be Vested Units in respect of a Termination Date occurring:

•	prior to 1 month after November 29, 2012 (the “Vesting Reference Date”), will be 0%

•	on or after 1 month after the Vesting Reference Date, will equal the product of 4.17% and the number of whole and partial months from the Vesting Reference Date through the Termination Date.

3.	Notwithstanding the foregoing:

(a) immediately prior to, and following, the occurrence of a Change of Control that occurs prior to the Termination Date, 100% of the Performance-Vesting Units shall become Vested Units;

(b) if Executive’s employment is terminated by the Company without Cause or by

Executive as a result of a Constructive Termination, in either case, on or prior to November 29, 2014, then all Performance-Vesting Units will become “Vested Units” on the Termination Date, automatically and without further action by either party.

4.	Without limiting the generality of the foregoing:

(a) if the Sponsor receives cash proceeds in respect of its units in Holdings equal to at least 200% of its aggregate capital contributions for all such units, 50% of the Performance-Vesting Units shall become Vested Units; or

(b) if the Sponsor receives cash proceeds in respect of its units in Holdings equal to at least 300% of its aggregate capital contributions for all such units, 100% of the Performance-Vesting Units shall become Vested Units.

Any Performance-Vesting Units that are Unvested Units as of the second anniversary of the Termination Date shall be immediately forfeited by Executive (or, to the extent a forfeiture is not permissible, such Performance-Vesting Units that are Unvested Units shall be subject to the Call Option in Section 4.2(a), with the purchase price per Unvested Unit equal to the lesser of (A) the Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost). Vested Units shall not be subject to the Call Option in Section 4.2(a).

For the avoidance of doubt, Executive’s “employment” for purposes of this Agreement shall include Executive’s services under the Services Agreement entered into on November 29, 2012. For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company or its Subsidiaries to pay or cause to be paid Payson’s fees and reimbursable expenses (in each case, if any) when due hereunder; (B) a reduction in such fees or reimbursable expenses hereunder or (C) any material breach by the Company or its Subsidiaries or any material agreement with Payson; provided that none of these events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after receipt from Payson of written notice specifying in reasonable detail the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Payson’s knowledge thereof, unless Payson has given the Company written notice thereof prior to such date.”

3. Term.

(a) Length. The term of this Agreement shall begin on the Effective Date and shall continue until November 29, 2016 (the “Term”). The Term may be extended by mutual written agreement of the parties hereto entered into before the expiration of the Term.

(b) Termination. The Company, Holdings and BP Healthcare, acting together, may terminate the Term with respect to all (but not less than all) services being provided to it upon thirty (30) days’ prior written notice to Payson (provided that Payson may be relieved of his duties, authority and responsibility during the 30-day period, at the election of the Company, Holdings and BP Healthcare, acting together). Payson may terminate the Term with respect to all (but not less than all) services provided to the Company, Holdings and BP Healthcare upon thirty (30) days’ prior written notice to the Company.

(c) Further Rights. Except as otherwise expressly agreed in writing (including the subscription agreements entered into between Payson an BP Healthcare), upon the expiration or termination of the Term for any reason, Payson shall have no further rights to any compensation or any other benefits under this Agreement or under any employee benefit plan of the Company, Holdings or BP Healthcare (excluding any unpaid portion of the Fee, unreimbursed expenses or other amounts owed to Payson, in each case, attributable to periods prior to expiration or termination of the Term for any reason). Upon the expiration or termination of the Term for any reason, Payson agrees to resign, as of the date of such expiration or termination and to the extent applicable, from the board of directors (and any committees thereof) of any of the Company, Holdings or BP Healthcare or their respective affiliates.

4. Restrictive Covenants. Payson acknowledges and affirms the “Restrictive Covenants” contained in the subscription agreements entered into between Payson and BP Healthcare.

5. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

6. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

7. Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by each party hereto.

8. Assignment; Binding Effect. No party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the others and any attempted assignment in violation of this provision shall be void. Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of the parties hereto.

9. Notice. All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail (e.g., the equivalent of U.S. registered mail), return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows:

If to the Company, Holdings or BP Healthcare:

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: General Counsel

with a copy (which shall not constitute notice) to:

The Blackstone Group, L.P.

345 Park Avenue

New York, New York 10154

Attention: Neil Simpkins

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Grogan

If to Payson:

Norman C. Payson

NCP, Inc.

8 Centre Street

Concord, NH 03301

with a copy (which shall not constitute notice) to:

Skadden Arps Slate Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Paul T. Schnell Neil P. Stronski

or to such other addresses as a party shall designate in the manner provided in this Section 9. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service or (c) upon the electronic confirmation of facsimile.

10. Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to conflicts of laws principles thereof.

11. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), which shall, collectively and separately, constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written

Norman C. Payson, M.D.

APRIA HOLDINGS LLC

By:
	Name:	Robert S. Holcombe
	Title:	Exec. VP

BP HEALTHCARE HOLDINGS LLC

By:
	Name:	Neil Simpkins
Title:

APRIA HEALTHCARE GROUP INC.

By:
	Name:	Robert S. Holcombe
	Title:	Exec. VP